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                                                                     EXHIBIT (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated November 4, 2003 for the Van Kampen California Insured Tax Free Fund, Van Kampen Insured Tax Free Income Fund, and Van Kampen Municipal Income Fund, in the Registration Statement (Form N-1A) of the Van Kampen Tax Free Trust and related Prospectus and Statement of Additional Information of each Fund filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 52 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-99715) and in this Amendment No. 53 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-4386).

/s/ Ernst & Young LLP

Chicago, Illinois
August 26, 2004